                                                                       EXHIBIT 2
                                                                       ---------

                          PACIFIC SECURITIZATION INC.
                               STOCK OPTION GRANT
                                 FOR SHARES OF
                        TIS MORTGAGE INVESTMENT COMPANY

                             STOCK OPTION AGREEMENT
                             ----------------------


     This STOCK OPTION AGREEMENT, dated as of December  28, 1999 ( the "Grant
                                              ------------------
Date"), is between PACIFIC SECURITIZATION INC.  ("PSI"), and J. DAVID SCHEMEL
                   --------------------------                ----------------
(the "Optionee).

     WHEREAS, PSI desires to afford the Optionee an opportunity to purchase shares of common stock of TIS Mortgage Investment Company ("TISMIC") as hereinafter provided.

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.  Grant of Option.  PSI hereby grants to the Optionee the right and
              ---------------
option (the "Option") to purchase all or any part of an aggregate of 65,000 shares of common stock of TISMIC, par value $0.001 per share, presently owned
by PSI.   The Option is in all respects limited and conditioned as hereinafter provided.

          2.  Purchase Price.  The purchase price of the common shares covered
              --------------
by the Option shall be $0.10 per common share. This purchase price shall be reduced (but not below 50% of the amount in the preceding sentence) by the amount of cash dividends per common share declared and paid by TISMIC between the Grant Date and the date the Option is exercised.

          3.  Term.  Unless earlier terminated, this Option shall expire on
              ----
December 27, 2009 (the "Expiration Date"), which date is not more than 10 years from the Grant Date. This Option shall not be exercisable on or after the Expiration Date.


          4.  Method of Exercising Option.  (a) This Option may be exercised by
              ---------------------------
written notice to PSI at its principal office. Such notice (a suggested form of which is attached) shall state the election to exercise the Option and the number of common shares with respect to which it is being exercised, be signed by the person or persons so exercising the Option, and be accompanied by payment of the full Option price for such common shares. The Option price shall be paid to PSI in cash, or by certified check, bank draft or postal or express money order.

          (b) Upon receipt of such notice and payment, PSI shall deliver a certificate or certificates representing the common shares with respect to which the Option is so exercised. Such certificate(s) shall be registered in the name of the person or persons so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, shall be registered in the name of the Optionee and the Optionee's spouse, jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option is exercised by any person or persons after the death or disability of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

          5.  Common Shares to be Purchased for Investment.   Optionee
              --------------------------------------------
understands and acknowledges that the shares covered by the Option have never been, and in the future may not be, registered under the Securities Act of 1933 and that, as a consequence, those shares are not freely tradable. If and after Optionee exercises all or any portion of the Option, he will therefore have to bear the risk of his investment for an unknown period of time. Optionee understands and agrees that he will not be able to resell or otherwise transfer any of those shares or any interest in any of those shares unless the shares are so registered for resale or Optionee obtains a written opinion of counsel, satisfactory to PSI and TISMIC, to the effect that Optionee may resell the shares or otherwise transfer an interest in the shares. PSI, TISMIC or both may require that any person exercising any portion of the Option provide satisfactory assurances that all shares acquired under the Option are being acquired for investment for Optionee's account and not with a view to distribution. Certificates representing the shares may be legended accordingly.

          6.  Non-Transferability of Option.  Notwithstanding Section 4(b), this
              -----------------------------
Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his disability, by his legal representative.

          7.  Governing Law.  This Option Agreement shall be construed in
              -------------
accordance with, and its interpretation shall be governed by, California law.

          IN WITNESS WHEREOF, PSI has caused the Stock Option Agreement to be duly executed by its duly authorized officers, and the Optionee has hereunto set his hand, all on the day and year first above written.

ATTEST:                      PACIFIC SECURITIZATION INC.



 /s/ John E. Castello        By: /s/ Lorraine O. Legg
----------------------          ------------------------------------
       Witness                  President and Chief Executive Officer




 /s/ Kathryne M. Starrit        /s/ J. David Schemel
-------------------------       ------------------------------------
       Witness                  J. David Schemel

                          PACIFIC SECURITIZATION INC.

                      Notice of Exercise of  Stock Option


          I hereby exercise the stock option granted to me pursuant to a Stock Option Agreement dated as of ____________, by PACIFIC SECURITIZATION INC. for the purchase of shares in TIS Mortgage Investment Company, with respect to the following number of shares of TIS Mortgage Investment Company's common stock, par value $0.001 per common share, covered by said option:


             Number of Common Shares to be purchased           ___________

             Option price per Common Share                     $__________

             Total Option Price                                $__________


Enclosed is cash or my check, bank draft or postal or express money order in the amount of $________________ in full payment for such Common Shares.

          Please have the certificate or certificates representing the purchased Common Shares registered in the following name or names : *

and sent to: _________________________.


DATED:      , 19___.



                                        __________________________________
                                             Optionee's Signature





__________________
* Certificates may be registered in the name of the Optionee alone or in the joint names (with right of survivorship) of the Optionee and his or her spouse.